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                                                                     EXHIBIT 4.1

                            ARTICLES OF INCORPORATION

                                       OF

                              SANDERSON FARMS, INC.

                            [Filed October 31, 1978]


         We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the Mississippi Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

         FIRST: The name of the corporation is SANDERSON FARMS, INC.

         SECOND: The period of its duration is 99 years.

         THIRD: The specific purpose or purposes for which the corporation is organized stated in general terms are:

         1. To purchase, own, and hold the stock of other corporations, and to do every act and thing attendant to the ownership of such stock and to direct the operations of other corporations through the ownership of the stock therein;

         2. To serve in an advisory, managerial, and consultative capacity to corporations, associations, partnerships, individuals, and others, and to establish and maintain departments and laboratories, if necessary, for industrial, financial, statistical, inventory, and other research work, and to engage generally in the business of providing, promoting, and establishing systems, methods, and controls for industrial and managerial efficiency and operations.

         3. To investigate systems, methods, and controls of manufacturing, plant operations, packing, storing, shipping, marketing, inventories, accounting, and other operations integral to any and all types of businesses and to make recommendations, revise, adapt, modernize, and establish economies to effect industrial and managerial efficiency and in connection therewith to take over the entire operation and business of any type of industry or other forms of endeavor and to do all such things and to perform all such services as may be necessary to carry out the foregoing purposes.



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         4.       To devise, develop, create, inaugurate, and contract for the establishment, installation, and sale and rental of systems, methods, and controls for efficient operation and management of industrial manufacturing, mercantile, commercial, agricultural, or other business concerns, firms, partnerships, associations, and corporations and to provide, make available, and furnish maintenance and supervision and to train and instruct individuals in the operation, installation, and maintenance of such systems, methods and controls.

         5. To provide computer services to corporations, associations, partnerships, individuals, and others and to establish programs necessary for the proper operation and functioning of such services.

         6. So far as authorized by the law under which this certificate is drawn: to examine and inspect the books and accounts of others, to devise and install financial, checking, correspondence, filing, and other office and business systems; to take inventories; to make appraisals; to compile statistics as an aid to the officers of the corporations and other persons in the making of reports and statements; to do all such things and perform or supply all such services as are commonly done, performed, or supplied by business management experts; and to warrant the accuracy of the work done or services performed by it.

         7. To do all the things necessary, convenient or desirable for the accomplishment of any of the purposes or the attainment of any of the objectives herein set forth and to do all things incidental thereto which are not prohibited by law.

         It is the intention that the objects and purposes specified in the foregoing clauses of this Article Third shall also be construed as powers and that the forgoing enumeration of specific objects, purposes, and powers, shall not be held to limit or restrict in any manner the powers of the corporation but shall be in furtherance of and in addition to, and not in limitation of, the general powers conferred by the laws of the State of Mississippi under the Mississippi Business Corporation Act.

         It is also the intention that except as otherwise expressed herein the objects, purposes, and powers specified in any of the foregoing clauses shall not in anywise be limited or restricted by reference to or inference from the terms of any other clause of this certificate, and that the



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objects, purposes, and powers specified in each of the clauses of this Article
Third shall be regarded as independent objects, purposes, and powers.

         FOURTH: The aggregate number of shares which the corporation shall have authority to issue is Three Million (3,000,000) of the par value of One Dollar ($1.00) each.

         FIFTH: The corporation will not commence business until consideration of the value of at least $1,000 has been received for the issuance of shares.

         SIXTH: The post office address of its initial registered office is 208 Beacon Street, Laurel, Mississippi, 39440, and the name of its initial registered agent at such address is JOE FRANK SANDERSON.

         SEVENTH: The number of directors constituting the initial board of directors of the corporation, which must be not less than three (3), is six and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

                  NAME                                       STREET AND POST OFFICE ADDRESS
         D. R. Sanderson, Sr.                        208 Beacon Street, Laurel, Mississippi 39440
         Joe Frank Sanderson                         208 Beacon Street, Laurel, Mississippi 39440
         D. R. Sanderson, Jr.                        208 Beacon Street, Laurel, Mississippi 39440
         J. Odell Johnson                            208 Beacon Street, Laurel, Mississippi 39440
         Wyatt J. Davis, Jr.                         208 Beacon Street, Laurel, Mississippi 39440
         Thomas R. Ward                              Broadmoor Mart, Meridian, Mississippi 39301

         EIGHTH: The name and post office address of each incorporator is:



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
                  NAME                                       STREET AND POST OFFICE ADDRESS
         Joe Frank Sanderson                         208 Beacon Street, Laurel, Mississippi 39440
         Wyatt J. Davis, Jr.                         208 Beacon Street, Laurel, Mississippi 39440
         Dated October 19, 1978.

                                       /s/ Joe Frank Sanderson
                                       -----------------------------------------
                                       JOE FRANK SANDERSON


                                       /s/ Wyatt J. Davis, Jr.
                                       -----------------------------------------
                                       WYATT J. DAVIS, JR.


                                 ACKNOWLEDGMENT

STATE OF MISSISSIPPI
COUNTY OF JONES

         This day personally appeared before me, the undersigned authority, JOE FRANK SANDERSON and WYATT J. DAVIS, Incorporators of the corporation known as the SANDERSON FARMS, INC., who acknowledged that they signed and executed the above and foregoing Articles of Incorporation as their act and deed on this the 19th day of October, 1978.

                                       /s/ Barbara C. Robinson
                                       -----------------------------------------
                                       NOTARY PUBLIC

My Commission Expires:

September 22, 1981
------------------
(NOTARIAL SEAL)



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